UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2025

NEURONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38546	33-1051425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 600-7555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STIM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 15, 2025, the board of directors of Neuronetics, Inc. (the “Company”) appointed Steven Pfanstiel as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer.

There is no arrangement or understanding between Mr. Pfanstiel and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Pfanstiel and any of the Company’s directors or other executive officers. There are no related party transactions between Mr. Pfanstiel and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Pfanstiel, age 52, most recently worked at Marinus Pharmaceuticals, a publicly traded pharmaceutical company specializing in rare diseases and neuroscience, from April 2021 through March 2025, where he most recently served as Chief Financial Officer and Chief Operating Officer. From April 2021 to March 2023, he served as Chief Financial Officer at Marinus Pharmaceuticals. From January 2020 to March 2021, Mr. Pfanstiel previously served as Vice President, Finance of LifeScan, Inc. (“LifeScan”), a medical device company focused on the diabetes market, where he was responsible for supporting LifeScan’s global commercial and development organizations, as well as its financial planning and analysis treasury functions. Before LifeScan, Mr. Pfanstiel served as Senior Director of FP&A at OptiNose, Inc. (“OptiNose”), a publicly traded specialty pharmaceutical company focused on diseases treated by ear, nose, and throat and allergy specialists, from February 2018 to January 2020. From July 2016 to February 2018, Mr. Pfanstiel served as Senior Director supporting Global Strategic Marketing for the DePuy Synthes Companies, a franchise of orthopedic and neurosurgery companies owned by Johnson & Johnson. Earlier in his career, Mr. Pfanstiel held various finance positions within Johnson & Johnson, including Janssen R&D, LifeScan, and Ethicon Endo-Surgery. Mr. Pfanstiel received his B.A. in Physics from Wabash College, his M.S. in Environmental Systems Engineering from Clemson University and his MBA from Indiana University, Kelley School of Business.

The Company has entered into an offer letter with Mr. Pfanstiel, effective as of July 15, 2025 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Pfanstiel will receive an initial annual base salary of $480,000 and will be eligible for a discretionary annual cash bonus targeted at 50% of his then-current base salary. In addition, Mr. Pfanstiel received a grant of 400,000 restricted stock units, with 200,000 of such units vesting in substantially equal installments on the first, second, and third anniversary of Mr. Pfanstiel’s start date, and 200,000 of such units vesting substantially equal installments on the second, third, and fourth anniversary of Mr. Pfanstiel’s start date, in all cases subject to Mr. Pfanstiel’s continued employment with the Company on each such vesting date, and in all cases subject to the terms of the Company’s 2020 Inducement Incentive Plan. In the event of termination by the Company without cause or by Mr. Pfanstiel for good reason, Mr. Pfanstiel will be entitled to severance benefits, including 12 months of base salary, a prorated target bonus, and continued health coverage.

The foregoing summary of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Pfanstiel has also entered into the Company’s executive indemnification agreement, executive restrictive covenant and severance agreement, and restrictive covenant and invention assignment agreement, and confidential information and invention assignment agreement substantially in the forms of the Company’s form of agreements.

Item 7.01	Regulation FD Disclosure.

On July 15, 2025, the Company issued a press release announcing the appointment of Mr. Pfanstiel as Executive Vice President, Chief Financial Officer, and Treasurer.

Additionally, the press release reaffirmed the Company’s previously announced financial guidance for the second quarter and full year 2025.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Offer Letter, effective as of July 15, 2025, by and between the Company and Steven Pfanstiel.

99.1	Press Release dated July 15, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURONETICS, INC.

Date: July 15, 2025	By:	/s/ W. Andrew Macan
	Name:	W. Andrew Macan
	Title:	EVP, General Counsel, Chief Compliance Officer and Corporate Secretary